EXHIBIT 99.1
                                  PRESS RELEASE


FOR IMMEDIATE RELEASE:                          CONTACT:

Tremont Corporation                                         Joseph S.
Compofelice
1999 Broadway, Suite 4300                                   Vice President and
CFO  Denver,  Colorado  80202                               (303) 296-5623


                     TREMONT REPORTS SECOND QUARTER RESULTS

      DENVER, COLORADO . . . July 22, 1997 . . . Tremont Corporation (NYSE: TRE) reported second quarter net income of $4.4 million, or $.62 per share, compared to $24.1 million, or $3.14 per share, for the same quarter in 1996. For the first six months of 1997, Tremont reported net income of $2.0 million, or $.28 per share, compared to $26.3 million, or $3.44 per share, for the same period in 1996. Tremont recognized a $27.6 million gain on the sale of TIMET stock in the second quarter of 1996.

      The Company's equity in earnings of 30%-owned TIMET was $6.1 million in the second quarter of 1997 compared to $3.3 million in the second quarter of 1996. TIMET reported net income of $20.3 million in the second quarter of 1997 on sales of $181.4 million, up from net income of $8.1 million for the second quarter of 1996. The significant improvement in TIMET's titanium metals business was driven by price increases and a 30% increase in mill product volume compared to the second quarter of 1996.

      The Company's equity in earnings of 18%-owned NL Industries was a loss of $.4 million in the second quarter of 1997 compared to income of $1.3 million in the second quarter of 1996. NL reported net income of $2.3 million in the second quarter of 1997 on sales of $253 million compared to net income of $11.9 million in the same quarter of 1996. NL's second quarter average selling prices for titanium dioxide pigments ("TiO2") were 3% higher than the first quarter of 1997 and 8% below year-ago levels.

      The Company's equity in earnings of other joint ventures principally represents earnings from its real estate development partnership. General corporate income, net in the second quarter of 1997 included $1.2 million related to the sale of certain oil and gas production interests. The Company's income tax rate in 1997 approximates the statutory rate except that no benefit is recognized on NL s losses.

      Based on continuing strength in the titanium metals business, especially in aerospace, the strong demand and increasing prices NL is experiencing for TiO2, the Company believes it will be profitable during the last half of 1997.

      The statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, the cyclicality of the commercial aerospace industry, future global economic conditions, global productive capacity and pricing outlook of titanium metals and TiO2, and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings.

      Tremont, headquartered in Denver, Colorado, is principally a holding company with operations in the titanium metals business, conducted through TIMET, in the TiO2 business, conducted through NL, and in real estate development, conducted through Victory Valley Land Company, L.P.

                               TREMONT CORPORATION

                       SUMMARY OF CONSOLIDATED OPERATIONS

                      (In millions, except per share data)
                                   (Unaudited)



                                        Quarter ended        Six Months Ended
                                           June 30,             June 30,

                                          1996    1997         1996    1997

Equity in earnings (loss) of:

     TIMET                             $ 3.3      $ 6.1       $ 4.6  $ 10.9

     NL Industries                       1.3        (.4)        2.7    (7.6)

     Other                                .7         .4          .7     4.3
                                        -----     -----         -----   -----
                                         5.3        6.1         8.0     7.6


Gain on sale of TIMET stock             27.6         -         27.6       -

Corporate income (expense), net         (2.6)       1.1        (3.0)    1.1
                                        -----     -----        -----   -----

 Income before taxes and
     minority interest                  30.3        7.2        32.6     8.7


Income tax expense                       6.1        2.7         6.1     5.6

Minority interest                         .l         .1          .2     1.1
                                        -----      -----       -----   -----

      Net income                      $ 24.1     $  4.4      $ 26.3   $ 2.0
                                       -----       -----      -----    -----

Net income per share                  $  3.14    $   .62     $  3.44  $  .28
                                        -----      -----      -----    -----

Weighted average common shares
    outstanding                          7.7        7.1         7.7     7.3
                                        -----      -----      -----    -----